Exhibit 10.1

Magic Reports Strong Performance in the Second Quarter of 2012 with 39% Growth in Non-GAAP Operating Income Year Over Year

Company Reports Solid Cash Position with $13 Million Operating Cash Flow for the First Half of 2012 and $44 Million in Total Net Cash as of June 30, 2012

Or Yehuda, Israel, August 08, 2012 – Magic Software Enterprises Ltd. (NASDAQ: MGIC), a global provider of software platforms for enterprise mobility, cloud applications, and business integration, announced today its financial results for the first half of 2012.

Financial Highlights for the Six-Month Period Ended June 30, 2012

•	Revenues for the first half of 2012 increased 10% to $58.1 million compared to $52.9 million in the same period last year.

•	Operating income for the first half of 2012 increased 23% to $8.0 million compared to $6.5 million in the same period last year; Non-GAAP operating income for the first half of 2012 increased 50% to $9.0 million compared to $6.0 million in the same period last year.

•	Net income for the first half of 2012 increased 17% to $7.8 million compared to $6.7 million in the same period last year; Non-GAAP net income for the first half of 2012 increased 41% to $8.6 million compared to $6.1 million in the same period last year.

•	Operating cash flow for the first half of 2012 totaled $13 million.

•	Total net cash, cash equivalents and short-term investments as of June 30, 2012, amounted to $43.7 million.

Financial Highlights for the Second Quarter Ended June 30, 2012

•	Second quarter revenues increased 2% to $28 million compared to $27.4 million in the same period last year.

•	Operating income for the second quarter increased 12% to $3.8 million, compared to $3.4 million in the same period last year; Non-GAAP operating income for the second quarter increased 39% to $4.3 million, compared to $3.1 million in the same period last year.

•	Net income for the second quarter increased 2% to $3.6 million compared to $3.5 million in the same period last year. Non-GAAP net income for the second quarter increased 24% to $4.1 million compared to $3.3 million in the same period last year. Net income for the second quarter of 2012 was affected by $0.3 million of expenses related to the devaluation of the Euro versus the US dollar.

Results

•	For the six-month period ended June 30, 2012, total revenues were $58.1 million, with net income of $7.8 million, or $0.21 per fully diluted share. This compares with revenues of $52.9 million and net income of $6.7 million, or $0.18 per fully diluted share, for the same period last year.

•	For the second quarter ended June 30, 2012, total revenues were $28.0 million, with net income of $3.6 million, or $0.1 per fully diluted share. This compares with revenues of $27.4 million and net income of $3.5 million, or $0.1 per fully diluted share for the same period last year.

Comments of Management

Commenting on the results, Guy Bernstein, Chief Executive Officer of Magic Software Enterprises, said: “The first half of 2012 was a very successful period for Magic, with strong performance across the board. We recently extended our mobile offering to include support for the iOS and Android mobile platforms for smartphones and tablets, enhancing the flexibility and future-readiness of our productive and scalable solution for enterprise mobility.”

“Our expectations for stronger demand during the second half of 2012, combined with our continued strong cash position, provide us with a positive outlook towards further growth in 2012," concluded Mr. Bernstein.

Non-GAAP Financial Measures

This release includes non-GAAP operating income, net income, basic and diluted earnings per share and other non-GAAP financial measures. These non-GAAP measures exclude the following items:

•	Amortization of purchased intangible assets

•	In-process research and development capitalization and amortization

•	Equity-based compensation expense and

•	Related tax effect

Magic’s management believes that the presentation of non-GAAP measures provides useful information to investors and management regarding financial and business trends relating to the Company’s financial condition and results of operations as well as the net amount of cash generated by its business operations after taking into account capital spending required to maintain or expand the business.

These non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles. Magic believes that non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with Magic’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Magic’s results of operations in conjunction with the corresponding GAAP measures. Please refer to the Reconciliation of Selected Financial Metrics from GAAP to Non-GAAP tables below.

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About Magic Software Enterprises

Magic Software Enterprises (NASDAQ: MGIC) empowers customers and partners around the globe with smarter technology that provides a multichannel user experience of enterprise logic and data.

For more information, visit www.magicsoftware.com.

Press Contact:

Tania Amar | VP Global Marketing

Magic Software Enterprises

tania@magicsoftware.com

Except for any historical information contained herein, matters discussed in this press release might include forward-looking statements that involve a number of risks and uncertainties. Regarding any financial statements, actual results might vary significantly based upon a number of factors including, but not limited to, risks in product and technology development, market acceptance of new products and continuing product conditions, both locally and abroad, release and sales of new products by strategic resellers and customers, and other risk factors detailed in Magic's most recent annual report and other filings with the Securities and Exchange Commission. These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Magic is a registered trademark of Magic Software Enterprises Ltd. All other product and company names mentioned herein are for identification purposes only and are the property of, and might be trademarks of, their respective owners.

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MAGIC SOFTWARE ENTERPRISES LTD.

CONSOLIDATED STATEMENTS OF INCOME

U.S. dollars in thousands (except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	Unaudited		Unaudited
Revenues	28,030	27,380	58,072	52,868
Cost of Revenues	16,101	16,318	33,018	31,474
Gross profit	11,929	11,062	25,054	21,394
Research and development, net	336	454	1,242	820
Selling, marketing and general and
administrative expenses	7,790	7,205	15,784	14,040
Total operating costs and expenses	8,126	7,659	17,026	14,860
Operating income	3,803	3,403	8,028	6,534
Financial income (expenses) , net	(234)	149	(198)	251
Other income, net	67	62	67	73
Income before taxes on income	3,636	3,614	7,897	6,858
Taxes on income	23	—	67	43
Net income	3,613	3,614	7,830	6,815
Net income attributable to non-controlling interests	(9)	(67)	(15)	(155)
Net income attributable to Magic Shareholders	3,604	3,547	7,815	6,660

Earnings per share (basic)	0.10	0.10	0.21	0.18

Earnings per share (diluted)	0.10	0.10	0.21	0.18

Number of shares used in computing earnings per share (basic)	36,503	36,299	36,458	36,192

Number of shares used in computing earnings per share (diluted)	37,170	37,144	37,170	37,109

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MAGIC SOFTWARE ENTERPRISES LTD.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

U.S. dollars in thousands (except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	Unaudited		Unaudited

GAAP operating income	3,803	3,403	8,028	6,534
Amortization of capitalized software and other intangible assets	1,471	880	2,893	1,763
Capitalization of software development	(1,091)	(1,304)	(2,213)	(2,593)
Stock-based compensation	143	144	297	308
Total adjustments to GAAP	523	(280)	977	(522)
Non-GAAP operating income	4,326	3,123	9,005	6,012

GAAP net income	3,604	3,547	7,815	6,660
Amortization of capitalized software and other intangible assets	1,471	880	2,893	1,763
Capitalization of software development	(1,091)	(1,304)	(2,213)	(2,593)
Stock-based compensation	143	144	297	308
Taxes on the above items	(63)	—	(157)	—
Total adjustments to GAAP	460	(280)	820	(522)
Non-GAAP net income	4,064	3,267	8,635	6,138

Non-GAAP earnings per share (basic)	0.11	0.09	0.24	0.17
Weighted average number of shares used in
computing earnings per share (basic)	36,503	36,299	36,458	36,192

Non-GAAP earnings per share (diluted)	0.11	0.09	0.23	0.17
Weighted average number of shares used in
computing earnings per share (diluted)	37,286	37,247	37,293	37,210

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MAGIC SOFTWARE ENTERPRISES LTD.

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands

	June 30,	December 31,
	2012	2011
	Unaudited
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	42,400	28,711
Short-term bank deposits	397	2,170
Available-for-sale marketable securities	878	1,241
Trade receivables, net	23,685	24,946
Other accounts receivable and prepaid expenses	5,563	6,401
Total current Assets	72,923	63,469

LONG-TERM RECEIVABLES:
Severance pay fund	360	351
Other Long-term receivables	3,572	3,824
Total other long-term receivables	3,932	4,175

PROPERTY AND EQUIPMENT, NET	1,908	2,029
IDENTIFIABLE INTANGIBLE ASSETS AND
GOODWILL, NET	65,672	66,512

TOTAL ASSETS	144,435	136,185

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Short-term credit and current maturities
of long term loans	—	4
Trade payables	3,894	3,545
Accrued expenses and other accounts payable	13,416	16,797
Deferred tax liability	2,368	2,359
Deferred revenues	9,421	5,092
Total current liabilities	29,099	27,797

NON CURRENT LIABILITIES:
Long-term loans	25	9
Deferred tax Liabilities	720	296
Liability due to acquisition activities	—	1,350
Accrued severance pay	1,083	1,087
Total non-current Liabilities	1,828	2,742

EQUITY:
Magic Shareholders' equity	113,003	105,156
Non-controlling interests	505	490
Total equity	113,508	105,646

TOTAL LIABILITIES AND EQUITY	144,435	136,185

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